As filed with the Securities and Exchange Commission on June 16, 2026
                                     Registration Nos. 333-270118,
333-239057 and 333-214700

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________________
POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-8 REGISTRATION STATEMENT NO. 333-270118

POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-8 REGISTRATION STATEMENT NO. 333-239057

POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-8 REGISTRATION STATEMENT NO. 333-214700

UNDER THE SECURITIES ACT OF 1933
___________________________
SMART SAND, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	45-2809926 (I.R.S. Employer Identification No.)
1000 Floral Vale Boulevard, Suite 225 Yardley, Pennsylvania (Address of Principal Executive Offices)	19067 (Zip Code)

___________________________
Smart Sand, Inc. Amended and Restated 2016 Omnibus Incentive Plan
Smart Sand, Inc. 2026 Equity Incentive Plan
(Full title of the plan)
Charles E. Young
Chief Executive Officer
Smart Sand, Inc.
1000 Floral Vale Boulevard, Suite 225
Yardley, Pennsylvania 19067
(Name and address of agent for service)

(281) 231-2660
(Telephone number, including area code, of agent for service)

Copies requested to:
Vincent A. Vietti, Esq.
Fox Rothschild LLP
212 Carnegie Center, Suite 400
Princeton, NJ 08540
(609) 896-3600
___________________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☑	Smaller reporting company ☑	Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 (this “Post-Effective Amendment No. 1”) relates to each of the following Registration Statements on Form S-8 (collectively, “2016 Plan Registration Statements”) of Smart Sand, Inc. (“Registrant” or “Company”) filed with the Securities and Exchange Commission (“SEC”) to register under the Securities Act of 1933, as amended (“Securities Act”), that number of shares of the Company’s common stock, par value $0.001 per share (“Common Stock”), as indicated below, pursuant to the Smart Sand, Inc. 2016 Omnibus Incentive Plan, as amended and restated (“2016 Plan”):
•Registration Statement on Form S-8 (Registration No. 333-270118) filed by the Company with the SEC on February 28, 2023 registering 3,900,000 shares of Common Stock;
•Registration Statement on Form S-8 (Registration No. 333-239057) filed by the Company with the SEC on June 10, 2020 registering 2,088,057 shares of Common Stock; and
•Registration Statement on Form S-8 (Registration No. 333-214700) filed by the Company with the SEC on November 18, 2016 registering 4,261,623 shares of Common Stock.
On June 2, 2026 (“Effective Date”), the stockholders of the Company approved and adopted the Smart Sand, Inc. 2026 Equity Incentive Plan (“2026 Plan”), which was approved by the Company’s Board of Directors on April 17, 2026. As of the Effective Date, the Company’s authority to grant new awards under the 2016 Plan terminated. The maximum number of shares of Common Stock available for issuance under the 2026 Plan, subject to adjustment pursuant to the terms of the 2026 Plan, is: (i) 2,400,000 shares of Common Stock (“New 2026 Plan Shares”); (ii) 1,509,863 shares of Common Stock remaining available for issuance under the 2016 Plan but not subject to outstanding awards under the 2016 Plan as of the Effective Date (2016 Plan Carryover Shares); and (iii) up to 3,614,942 shares of Common Stock subject to awards outstanding under the 2016 Plan as of the Effective Date but only to the extent such awards are subsequently forfeited, cancelled, expire, or otherwise terminate without the issuance of such shares of Common Stock after the Effective Date, or any shares underlying any such awards which are withheld to satisfy tax withholding obligations on such awards (“2016 Plan Unused Award Shares”).
The Company is filing this Post-Effective Amendment No. 1 to each of the 2016 Plan Registration Statements, pursuant to the undertaking in Item 512(a)(1)(iii) of SEC Regulation S-K, which requires the Company to disclose a material change in the plan of distribution as it was originally disclosed in the 2016 Plan Registration Statements, to reflect that the Company’s authority to grant new awards under the 2016 Plan terminated and to add the 2026 Plan and reflect that, as of the Effective Date, the previously registered 2016 Plan Carryover Shares and any 2016 Plan Unused Award Shares may be issued under the 2026 Plan, a copy of which is incorporated herein by reference as an exhibit hereto, along with a new opinion as to the validity of the 2016 Plan Carryover Shares and any 2016 Plan Unused Award Shares issuable pursuant to the 2026 Plan.
This Post-Effective Amendment No. 1 amends and supplements the items listed below. All other items of the 2016 Plan Registration Statements are incorporated herein by reference without change (the “2016 Plan Registration Statements” as amended by this Post-Effective Amendment No. 1, collectively the “Amended 2016 Plan Registration Statements”).
No additional shares of Common Stock are being registered hereby.
Contemporaneously with the filing of this Post-Effective Amendment No. 1, the Company is filing a new Registration Statement on Form S-8 to register the New 2026 Plan Shares available for offer or sale pursuant to the 2026 Plan and such indeterminate number of shares as may become available under the 2026 Plan as a result of the adjustment provisions thereof pursuant to Rule 416(a) under the Securities Act.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
Information required by Part I of Form S-8 to be contained in the Section 10(a) prospectus is omitted from the Amended 2016 Plan Registration Statements in accordance with the provisions of Rule 428 under the Securities Act. The documents containing the information specified in Part I will be delivered to the participants in the 2026 Plan covered by these Amended 2016 Plan Registration Statements as required by Rule 428(b)(1). Such documents are not required to be filed with the SEC as part of these Amended 2016 Plan Registration Statements.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
The Company hereby incorporates by reference into these Amended 2016 Plan Registration Statements the following documents which have been previously filed (not furnished) with the SEC (SEC File No. 001-37936):
•the Company’s Annual Report on Form 10-K for the year ended December 31, 2025, filed on February 26, 2026;
•the Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2026, filed on May 12, 2026;
•the Company’s Current Reports on Form 8-K (other than portions thereof furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits accompanying such reports that are related to such items) filed on February 26, 2026; March 3, 2026; April 9, 2026; May 15, 2026; and June 8, 2026;
•the Company’s Definitive Proxy Statement on Schedule 14A, filed on April 22, 2026 for the Company’s 2026 Annual Meeting of Stockholders held on June 2, 2026; and
•the description of the Company’s common stock contained in its registration statement on Form 8-A, filed on October 28, 2016, including any amendment or reports filed for the purpose of updating such description.
In addition, all other documents filed (not furnished) by the Company pursuant to Section 13(a), Section 13(c), Section 14 or Section 15(d) of the Securities Exchange Act of 1934, as amended (“Exchange Act”) on or after the date of this Post-Effective Amendment No. 1 and prior to the filing of a post-effective amendment to these Amended 2016 Plan Registration Statements that indicates that all securities offered hereby and thereby have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated in these Amended 2016 Plan Registration Statements by reference and to be a part of these Amended 2016 Plan Registration Statements from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished to and not filed with the SEC in accordance with the rules of the SEC shall not be deemed incorporated by reference into these Amended 2016 Plan Registration Statements.
Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of these Amended 2016 Plan Registration Statements to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of these Amended 2016 Plan Registration Statements.

Item 6. Indemnification of Directors and Officers.
Delaware General Corporation Law
Section 145(a) of the General Corporation Law of the State of Delaware (DGCL) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.
Section 145(b) of the DGCL states that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which the person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the Delaware Court of Chancery or such other court shall deem proper.
Section 145(c) of the DGCL provides that to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.
Section 145(d) of the DGCL states that any indemnification under subsections (a) and (b) of Section 145 (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of Section 145. Such determination shall be made with respect to a person who is a director or officer at the time of such determination (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion or (4) by the stockholders.
Section 145(f) of the DGCL states that the indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.
Section 145(g) of the DGCL provides that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under the provisions of Section 145.
Section 145(j) of the DGCL states that the indemnification and advancement of expenses provided by, or granted pursuant to, Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.
Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director or officer of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or an officer, except for liability for any breach of the director’s or officer’s duty of loyalty to the corporation or its stockholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for unlawful payments of dividends or unlawful stock purchases or redemptions in the case of a director, for any transaction from which the director or officer derived an improper personal benefit or in the case of an officer any action by or in the right of the corporation. No such provision shall eliminate or limit the liability of a director or officer for any act or omission occurring prior to the date when such provision becomes effective.
Certificate of Incorporation
The Company has adopted provisions in its Second Amended and Restated Certificate of Incorporation that authorize the Company to indemnify, and to advance expenses to, each current, former or prospective director, officer, employee or agent of the Company to the fullest extent permitted by Section 145 of the DGCL.
Bylaws
The Company’s Second Amended and Restated Bylaws provide that the Company shall indemnify and hold harmless, to the fullest extent permitted by applicable law, any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding by reason of the fact that he or she is or was a director or officer of the Company.
Indemnification Agreements
The Company has entered into agreements with its directors and officers that require the Company to indemnify them to the fullest extent permitted by applicable law.
Insurance Policies
The Company purchased an insurance policy that purports to insure the Company’s directors and officers against certain liabilities incurred by them in the discharge of their functions as directors and officers.
Smart Sand, Inc. Amended and Restated 2016 Omnibus Incentive Plan, as Amended
Section 23.9 of the Smart Sand, Inc. Amended and Restated 2016 Omnibus Incentive Plan, as amended, provides that subject to any limitations and requirements of Delaware law, each individual who is or shall have been a member of the Board, or a committee appointed by the Board, or an officer or employee of the Company to whom authority was delegated in accordance with Section 3.3 of the 2016 Plan, shall be indemnified and held harmless by the Company against and from any loss, cost, liability or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the 2016 Plan and against and from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such action, suit or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his/her own behalf.

Smart Sand, Inc. 2026 Equity Incentive Plan
Section 22.11 of the Smart Sand, Inc. 2026 Equity Incentive Plan provides that subject to any limitations and requirements of Delaware law, each individual who is or will have been a member of the Board, or a committee appointed by the Board, or an officer or employee of the Company to whom authority was delegated in accordance with Section 3.3 of the 2026 Plan, will be indemnified and held harmless by the Company against and from any loss, cost, liability or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the 2026 Plan and against and from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such action, suit or proceeding against him or her, provided he or she will give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his/her own behalf.

The foregoing description of Section 145 of the DGCL, our Second Amended and Restated Certificate of Incorporation, our Second Amended and Restated Bylaws, the 2016 Plan and the 2026 Plan is only a summary and is qualified in its entirety by the full text of each of the foregoing.
The Company understands that it is the position of the SEC that insofar as the foregoing provisions may be invoked to disclaim liability for damages arising under the Securities Act, that such provisions are against public policy as expressed in the Securities Act and are therefore unenforceable.
Item 8. Exhibits.
The following exhibits are filed with or incorporated by reference into these Amended 2016 Plan Registration Statements:

Exhibit No.	Description

4.1
Second Amended and Restated Certificate of Incorporation of Smart Sand, Inc. (incorporated by reference to Exhibit 3.1 to Smart Sand, Inc.’s Current Report on Form 8-K filed with the SEC on November 15, 2016)

4.2	Second Amended and Restated Bylaws of Smart Sand, Inc. (incorporated by reference to Exhibit 3.2 to Smart Sand, Inc.’s Current Report on Form 8-K filed with the SEC on November 15, 2016)

5.1*	Opinion of Fox Rothschild LLP regarding the validity of the shares of common stock being registered

23.1*	Consent of Independent Registered Public Accounting Firm

23.2*	Consent of Fox Rothschild LLP (included within the opinion filed as Exhibit 5.1)

24.1*	Power of Attorney (included on signature page to this Post-Effective Amendment No. 1)
99.1	Smart Sand, Inc. 2026 Equity Incentive Plan (incorporated by reference to Exhibit 10.1 to Smart Sand, Inc.’s Current Report on Form 8-K filed with the SEC on June 8, 2026)
 ____________________
*Filed herewith.

Item 9. Undertakings.
(a)The Registrant hereby undertakes:
(1)To file, during any period in which offers or sales are being made, a post-effective amendment to these Amended 2016 Plan Registration Statements:
(i)To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)To reflect in the prospectus any facts or events arising after the effective date of these Amended 2016 Plan Registration Statements (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in these Amended 2016 Plan Registration Statements. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” or “Calculation of Registration Fee” table, as applicable, in the effective registration statement; and
(iii)To include any material information with respect to the plan of distribution not previously disclosed in these Amended 2016 Plan Registration Statements or any material change to such information in these Amended 2016 Plan Registration Statements;
Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) herein do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in these Amended 2016 Plan Registration Statements;
(2)That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)    The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in these Amended 2016 Plan Registration Statements shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to the directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Yardley, State of Pennsylvania, on June 16, 2026.
SMART SAND, INC.

    By:    /s/ Charles E. Young
    Charles E. Young
    Director and Chief Executive Officer

POWER OF ATTORNEY
    KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Charles E. Young and Lee E. Beckelman, and each of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution for him or her in any and all capacities, to sign (i) any and all amendments (including post-effective amendments) to these Amended 2016 Plan Registration Statements and (ii) any registration statement or post-effective amendment thereto to be filed with the Securities and Exchange Commission pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 has been signed by the following persons in the capacities and on the dates indicated.

Name and Signature	Title	Date
/s/ Charles E. Young	Director and Chief Executive Officer (Principal Executive Officer)	June 16, 2026
Charles E. Young
/s/ Lee E. Beckelman	Chief Financial Officer (Principal Financial Officer)	June 16, 2026
Lee E. Beckelman
/s/ Christopher Green	Controller and Vice President of Accounting (Principal Accounting Officer)	June 16, 2026
Christopher Green
/s/ Frank Porcelli	Director	June 16, 2026
Frank Porcelli
/s/ Andrew Speaker	Director (Chairman of the Board)	June 16, 2026
Andrew Speaker
/s/ Sharon Spurlin	Director	June 16, 2026
Sharon Spurlin
/s/ Timothy J. Pawlenty	Director	June 16, 2026
Timothy J. Pawlenty